Exhibit 10.1
SERIES I PREFERRED STOCK PURCHASE AGREEMENT

This Series I Preferred Stock Purchase Agreement (this “Agreement”) is made as of November 8, 2010, by and among Oxis International, Inc., a Delaware corporation (the “Company”), and the purchaser of the Company’s Series I Preferred Stock listed on Exhibit A hereto who is a signatory of this Agreement (the “Purchaser”).

In consideration of the mutual promises and covenants herein, the receipt and sufficiency are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1

Authorization and Sale of Series I Preferred Stock

1.1           Authorization of Series I Preferred Stock.  The Company has authorized the sale and issuance to the Purchasers of 1,666,667 shares, the Shares (the “Shares”) of its Series I Preferred Stock, $.001 par value (the “Series I Preferred”), having the rights, preferences, privileges and restrictions as set forth in the Certificate of Designation of Series I Preferred Stock in substantially the form attached hereto as Exhibit B (the “Certificate of Designation”).

1.2           Sale and Issuance of Series I Preferred.  Subject to the terms and conditions hereof, the Company will severally issue and sell to the Purchaser and the Purchaser will severally buy from the Company at the Closing (as defined in Section 2.1), at a per share purchase price of $ 0.15 (the “Per Share Price”), the number of shares of Series I Preferred specified opposite the name of Purchaser in the column designated “Number of Shares” on Exhibit A.

SECTION 2

Closing Dates; Delivery

2.1           Closing Date.  It is anticipated that the purchase and sale of shares of Series I Preferred hereunder shall be consummated at a closing (the “Closing”) to be held at the Company’s offices in Los Angeles, California  on November 8, 2010, at 9:00 A.M., local time or at such other date, time and place upon which the Company and the Purchaser shall agree. The date and time of the Closing are hereinafter referred to as the “Closing Date”.

2.2           Delivery and Payment.  At the Closing, the Company will deliver to Purchaser consummating the purchase of Shares hereunder at the Closing a certificate or certificates, registered in the Purchaser’s name, representing the number of Shares to be purchased by the Purchaser at the Closing, against payment of the purchase price by wire transfer per the Company’s instructions as detailed below;

Account Name:                                           Oxis International, Inc.
Account Number:
Bank ABA Number:
Bank Name/Address:

SECTION 3

Representations and Warranties of the Company

Except as set forth on Exhibit C attached hereto, the Company represents and warrants to the Purchasers that, as of the date hereof:

3.1           Organization and Standing; Certificate of Incorporation and Bylaws.  The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws.  The Company has requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.  The Company is presently qualified to do business as a foreign corporation in the State of California, and there is no other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business or financial condition of the Company.  The Company has furnished the counsel for the Purchasers with copies of its Certificate of Incorporation and Bylaws, each as amended to date.  Said copies are true, correct and complete and reflect all amendments now in effect.

3.2           Corporate Power.  The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement   in substantially the form attached hereto as Exhibit D (the “Amended and Restated Purchaser Rights Agreement” and, together with this Agreement, the “Investment Agreements”), to sell and issue the Shares hereunder, to issue the underlying Common Stock (the “Conversion Stock”) in accordance with the provisions of the Certificate of Designation, and to carry out and perform its obligations under the terms of the Investment Agreements.

3.3            Subsidiaries.  All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

3.4           Authorization.  All corporate actions on the part of the Company, its directors and its shareholders necessary for the authorization, execution, delivery and performance of the Investment Agreements by the Company, the authorization, sale, issuance and delivery of the Shares and the Conversion Stock and the performance of the Company’s obligations under the Investment Agreements has been taken or will be taken prior to the Closing Dates.  The Investment Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies; provided, however, that the Company makes no representation as to the enforceability of the indemnification provisions contained in the Amended and Restated Purchaser Rights Agreement.

The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will have the rights, preferences, privileges and restrictions described in the Certificate of Designation; the Common Stock issuable upon conversion of the Shares has been duly and validly reserved and, when issued in compliance with the provisions of the Certificate of Designation, will be validly issued, fully paid and nonassessable; and the Shares and the Conversion Stock will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders; provided, however, that the Shares and the Conversion Stock may be subject to restrictions on transfer under state or federal securities laws and restrictions set forth in the Amended and Restated Purchaser Rights Agreement.  The issuance of the Shares is not subject to any preemptive rights or rights of first refusal other than such as have been waived or satisfied as described on Exhibit C.

3.5           SEC Reports; Financial Statements.  The Company has filed all reports, forms or other information required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the 24 months preceding the date hereof (the foregoing materials being collectively referred to herein as the “SEC Reports”).  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.6           Proprietary Rights.  The Company has title and ownership of, or full right to use, all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and, to the Company’s knowledge, without any conflict with or infringement of the rights of others.  There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.  The Company is not aware of, and has not received any notice of, any violation or infringement by a third party of any of the Company’s patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights.  To the Company’s knowledge, the Company’s business as now conducted will not infringe or conflict with the rights of others, including rights under patents, service marks, trade names, trademarks, copyrights, trade secrets and other proprietary rights, in any manner that could reasonably be expected to materially and adversely affect the Company’s business.

The Company has taken reasonable measures to protect the secrecy, confidentiality and value of all trade secrets useful in the conduct of its business.  To the knowledge of the Company, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as currently conducted.  Neither the execution and delivery of the Investment Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as currently conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.  The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

3.7           Litigation, etc.  There are no actions, suits, proceedings or investigations pending or, to the Company’s knowledge, threatened in writing against the Company or its properties before any court or governmental agency.

3.8           Material Liabilities.  Other than those disclosed in the Company’s unaudited balance sheet, dated September 30, 2010 and attached hereto to Exhibit C, the Company has no liabilities or obligations, absolute or contingent, which are reasonably expected to exceed $50,000 individually or in the aggregate and which are not disclosed and required to be disclosed on such balance sheet.  Since October 1, 2010 the Company has not incurred any liability or obligation that exceeded or is reasonably expected to exceed $50,000, other than in the ordinary course of business.

3.9           Material Agreements.  All of the contracts and agreements with expected receipts or expenditures in excess of $50,000 or involving a license or grant of rights to or from the Company involving patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes applicable to the current business of the Company, are valid, binding and in full force and effect in all material respects, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and the Company has not received any indication of an intention to terminate any such contract or agreement by any of the parties to any such contract or agreement.

3.10           Title to Properties and Assets; Liens, etc.  The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which, when considered individually or together, do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business.

3.11           Compliance with Other Instruments, None Burdensome, etc.  The Company is not in material violation of: any term of its Restated Certificate, as amended by the Certificate of Designation, or Bylaws; any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree; and, to its knowledge, any order, statute, rule or regulation applicable to the Company.  The execution, delivery and performance of and compliance with the Investment Agreements, and the issuance of the Shares and the Conversion Stock, have not resulted and will not result in any violation of, or materially conflict with, or constitute a default under, the Company’s Restated Certificate, as amended by the Certificate of Designation, or Bylaws, and have not and will not result in any material violation of, or materially conflict with, or constitute a material default under, any of its agreements nor result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

3.12           Employees.  To the Company’s knowledge, no employee of the Company is in violation of any term of any employment contract, non-disclosure agreement or any other similar contract or agreement relating to the relationship of such employee with the Company, any former employer or any other party.  Each employee of the Company has executed a confidential information and invention assignment agreement.

3.13           Registration Rights.  Except as set forth on Exhibit C and except for the Amended and Restated Purchaser Rights Agreement, the Company is not under any contractual obligation to register under the Securities Act of 1933, as amended (the “Securities Act”), any of its presently outstanding securities or any of its securities that may hereafter be issued.

3.14           Governmental Consent, etc.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Investment Agreements, or the offer, sale or issuance of the Shares or the Conversion Stock, or the consummation of any other transaction contemplated hereby, except (i) the filing of the Certificate of Designation in the office of the Delaware Secretary of State prior to the Closing Date and (ii) the qualification (or taking of such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Shares and the Conversion Stock under applicable federal and state securities laws, which filings and qualifications, if required, will be accomplished in a timely manner.

3.15           Offering.  Subject to the accuracy of the Purchaser’s representations in Section 4 hereof, the offer, sale and issuance of the Shares and the Conversion Stock constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

3.16           Brokers or Finders.  Except as set forth in Exhibit C attached hereto, neither the Company nor the Purchaser have incurred or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

3.17           Permits.  The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, or financial condition of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.  To its knowledge, the Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

SECTION 4

Representations and Warranties of the Purchasers

Each Purchaser hereby severally represents and warrants to the Company as follows:

4.1           Preexisting Relationship with Company; Business and Financial Experience.  It either (i) has a prior business and/or personal relationship with the Company and/or its officers and directors, or (ii) by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with the Company and who are not compensated by the Company, has the capacity to protect its own interests in connection with the purchase of the Shares and underlying Conversion Stock.

4.2           Investment Intent; Blue Sky.  It is acquiring the Shares and the underlying Conversion Stock for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof.  It understands that the issuance of the Shares and the underlying Conversion Stock has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent and the accuracy of the Purchaser’s representations as expressed herein.  The Purchaser’s address set forth on the Schedule of Purchasers attached hereto as Exhibit A represents the Purchaser’s true and correct state of domicile, upon which the Company may rely for the purpose of complying with applicable federal and state securities laws.

4.3           Rule 144.  It acknowledges that the Shares and the underlying Conversion Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited public resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than six months after a party has purchased and paid for the security to be sold, and the number of shares being sold during any three-month period not exceeding specified limitations.

4.4           Disclosure of Information.  Such Purchaser has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities.  Such Purchaser acknowledges receipt of copies of the SEC Filings.  Neither such inquiries nor any other due diligence investigation conducted by such Purchaser shall modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement..

4.5           Restrictions on Transfer; Restrictive Legends.  It understands that the transfer of the Shares and the Conversion Stock is restricted by applicable state and Federal securities laws and by the provisions of the Amended and Restated Purchaser Rights Agreement, and that the certificates representing the Shares and the Conversion Stock will be imprinted with legends restricting transfer except in compliance therewith.

4.6           Purchase Entirely for Own Account.  The securities to be received by such Purchaser hereunder will be acquired for such Purchaser’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws.  Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the securities for any period of time.  Such Purchaser is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

4.7           Authorization.  All action on the part of the Purchaser’s partners, board of directors, and shareholders, if and as applicable, necessary for the authorization, execution, delivery and performance of the Investment Agreements by the Purchaser, the purchase of and payment for the Shares and the Conversion Stock and the performance of all of the Purchaser’s obligations under the Investment Agreements has been taken or will be taken prior to the Closing.  The Investment Agreements, when executed and delivered by the Purchaser, shall constitute valid and binding obligations of the Purchaser, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies; provided, however, that the Purchaser makes no representation as to the enforceability of the indemnification provisions contained in the Amended and Restated Purchaser Rights Agreement.

4.8           Brokers or Finders.  Other than those disclosed in section 3, the Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, and the Company has not and will not incur, directly or indirectly, any such liability as a result of any action taken by the Purchaser.

4.9           Accredited Purchaser.  The Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

SECTION 5

Conditions to Closing of the Purchasers

Purchaser’s obligation to purchase the Shares is, unless waived in writing by the Purchaser, subject to the fulfillment as of the Closing Date of the following conditions:

5.1           Representations and Warranties Correct.  The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date.

5.2           Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

5.3           Blue Sky.  The Company shall have obtained all necessary state securities law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares and the underlying Conversion Stock.

5.4           Certificate of Designation.  The Certificate of Designation shall have been filed in the office of the Delaware Secretary of State.

5.5           Compliance Certificate.  The Company shall have delivered to the Purchasers a certificate of the Company, executed by the Chief Executive Officer of the Company, dated as of the Closing Date and certifying the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement.

SECTION 6

Conditions to Closing of the Company

The Company’s obligation to sell and issue the Shares is, unless waived in writing by the Company, subject to the fulfillment as of the Closing Date of the following conditions:

6.1           Representations and Warranties Correct.  The representations made in Section 4 hereof by the Purchasers shall be true and correct in all material respects as of the date of Closing Date.

6.2           Covenants.  All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Purchasers on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.3           Blue Sky.  The Company shall have obtained all necessary state law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares and the underlying Conversion Stock.

6.4           Certificate of Designation.  The Certificate of Designation shall have been filed in the office of the Delaware Secretary of State.

6.5           Payment.  The Company shall have received the purchase price of the Shares purchased by each of the Purchasers.

6.6           Waivers.  All applicable rights of first refusal, rights of first investment, preemptive rights and similar rights to subscribe for or purchase the Shares shall have expired unexercised or been validly waived in writing by the holders thereof.

SECTION 7

Miscellaneous

7.1           Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of Delaware without regard to conflict of laws provisions.

7.2           Entire Agreement; Amendment.  This Agreement, including the exhibits hereto, the Investment Agreements, and the other documents delivered at the Closing pursuant to this Agreement, constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

7.3           Notices, etc  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by facsimile transmission, by hand or by messenger, addressed:

if to a Purchaser, to the address or fax number listed after such Purchaser’s name on the Schedule of Purchasers attached hereto as Exhibit A or at such other address as such Purchaser shall have furnished to the Company, and if to the Company:

Oxis International, Inc.
Attn:  Michael Handelman
Fax:  (310) 500-2151

or at such other address as the Company shall have furnished to the Purchaser, with a copy to:

Troy Gould Professional Corporation
1801 Century Park East, 16th Floor
Los Angeles, California  90067
Attn: Istvan Benko, Esq.
Fax:  (310) 201-4746

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when received if delivered personally, if sent by facsimile, the first business day after the date of confirmation that the facsimile has been successfully transmitted to the facsimile number for the party notified, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

7.4           Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.5           Expenses.  The Company and the Purchaser shall bear their own expenses incurred on their own behalf with respect to this Agreement and the transactions contemplated hereby.

7.6           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument.

7.7           Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, which shall be replaced with an enforceable provision closest in intent and economic effect as the severed provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

7.8           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

The foregoing agreement is hereby executed effective as of the date first set forth above.

"COMPANY"		"PURCHASER"
OXIS INTERNATIONAL, INC.		GEMINI PHARMACEUTICALS, INC.
By:	/s/ Michael Handelman	By:	/s/ Michael Finamore
Name:	Michael Handelman	Name:	Michael Finamore
Title:	Chief Financial Officer	Title:	Director

EXHIBIT A

(To Series I Preferred Stock Purchase Agreement)

Schedule of Purchasers

Name and Address	Number of Shares
Gemini Pharmaceuticals, Inc.	1,666,667

EXHIBIT B
(To Series I Preferred Stock Purchase Agreement)
Certificate of Designation – Series I Preferred Stock

EXHIBIT C
(To Series I Preferred Stock Purchase Agreement)

Schedule of Exceptions

Any disclosures made under the heading of one section of this Exhibit may apply to and/or qualify disclosures made under one or more other sections.  Section headings are provided for convenience only.  Unless otherwise defined, any capitalized terms in this Exhibit shall have the same meanings assigned to such terms in the Series I Preferred Stock Purchase Agreement to which this schedule is an exhibit.  Nothing in this Schedule of Exceptions constitutes an admission of any liability or obligation of the Company to any third party, nor an admission against the Company's interests.

3.5  Authorization

3.13  Registration Rights – NONE

3.16  Brokers or Finders -